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                                                                      EXHIBIT 99


Company Contact:                               Analyst Inquiries: Brien Gately
Paul A. Brown, M.D.                            Media Inquiries: Karl Plath,
Chairman of the Board                          The Investor Relations Company
HEARx Ltd.                                     (847) 296-4200
(561) 478-8770 Ext. 123

                HEARx COMMITS TO DISTRIBUTOR RELATIONSHIP AND
                            OBTAINS LINE OF CREDIT

WEST PALM BEACH, FLA., APRIL 27, 2001-HEARx LTD., (AMEX: EAR) Paul A. Brown, M.D., Chairman of the Board of HEARx Ltd., announced today that HEARx has committed to purchase from one major hearing aid manufacturer up to 90% of the hearing aids required by the HEARx network. As a result of the commitment, this major hearing aid manufacturer has extended a $7.5 million five-year line of credit to HEARx. In each year, as long as the 90% commitment is achieved, twenty percent of the indebtedness (principal and accrued interest) under the line of credit will be forgiven, without cash payment by HEARx to the manufacturer. The agreement includes provisions that in the event of a change of control of HEARx, all indebtedness incurred under the line of credit will become immediately due and payable and the purchasing contract may be terminated upon the payment to the manufacturer of a significant breakup fee.

Dr. Brown noted that this type of relationship with a manufacturer was not feasible for HEARx in the past because no single manufacturer had the range of technology and models, including analog, programmable and digital hearing aids, nor the manufacturing capacity to meet HEARx volume requirements. The manufacturer with whom HEARx has contracted for this relationship has the range of technology and models to meet the needs of the HEARx network and has been a principal hearing aid supplier to HEARx for several years.

HEARx Ltd. provides hearing care to patients whose health insurance and managed care organizations have contracted with HEARx for such care and to retail "self-pay" patients. Approximately eighty HEARx centers are currently located in California, Florida, New York and New Jersey. HEARx is the largest hearing care organization accredited by the Joint Commission on Accreditation of Healthcare Organizations (JCAHO) in the $2.5 billion field of hearing services.

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